                                                                      Exhibit 99

[VIA LOGO]

VIA NET.WORKS investor contact:
Catherine Graham, CFO
VIA NET.WORKS
Ph: 703-464-0300 Fax: 703-464-0608
e-mail: cgraham@vianetworks.com
        -----------------------

                     VIA NET.WORKS reports financial results

 .    Reports 2Q 2001 revenue of $25.0 million; excluding effect of exchange rates, revenue grows one percent over prior quarter and three percent over same period of prior year, value added services revenue grows five percent over prior quarter

 .    Reports net loss per share of ($0.48) before write down of goodwill; beats both guidance and consensus estimates

 .    Continues to integrate operations and implement other measures to reduce costs and conserve cash

 .    Revises financial results for 2000 and 1Q 2001; 2000 revenue reduced by three percent and net loss per share increased by $0.06, 1Q 2001 revenue reduced by two percent and net loss per share unchanged

RESTON, VA (August 9, 2001) -- VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) today reported results for the second quarter ended June 30, 2001. The Company also announced that it was revising its financial statements for the year 2000 and the first quarter of 2001.

All of VIA's operating markets continue to experience economic weakness which impacts revenues. For the quarter ended June 30, 2001, VIA reported revenue of $25.0 million. This revenue represented a two percent decrease from first quarter 2001 revenue of $25.4 million and a three percent decrease from second quarter 2000 revenue of $25.6 million. For the first six months of 2001, revenue totaled $50.4 million, an 11 percent increase over the same six-month period of 2000.

VIA's second quarter revenues were impacted by declining exchange rates during the period in Europe, the UK and Latin America. If exchange rates had remained at first quarter 2001 levels, VIA's second quarter 2001 revenues would have been approximately $25.6 million, three percent higher than reported and reflecting one percent growth over the prior quarter. If exchange rates had remained at second quarter 2000 levels, VIA's second quarter 2001 revenues would have been approximately $26.3 million, five percent higher than reported and reflecting three percent growth over the same period of the prior year.

VIA maintained the strong value-added services component in its revenue mix during the second quarter. 52 percent of second quarter revenue came from the sale of value-added Internet products and services compared with 49 percent of revenue in the prior quarter. Value-added services revenue (including revenue from 54,600 hosted web sites) showed a five percent increase from first quarter 2001 levels. 42 percent of second quarter revenue came from business access services and 6 percent came from residential access services. Business access revenue decreased seven percent from first quarter 2001 reflecting our continued efforts to move away from low margin, wholesale business. Residential access revenue also continued to run off, decreasing by 15 percent from first quarter levels. VIA does not market to wholesale and residential customer bases.

VIA reported an EBITDA loss for the second quarter of $13.0 million and a net loss available to common stockholders of $77.5 million, or ($1.27) per share. This net loss included a $48.0 million, or ($0.79) per share, charge for the write down of goodwill related to acquisitions. It also included non-cash compensation charges of $717,000 or ($0.01) per share related to the Company's stock option plans and $15.3 million or ($0.25) per share in depreciation and amortization charges, of which $12.1 million represented the amortization of goodwill and other intangible assets arising from the Company's acquisition activities. Foreign currency losses of $2.5 million, or ($0.04) were also recognized in the second quarter. These losses were related to Euro balances that the Company maintains in order to fund European operations, and to the valuation of intercompany balances. VIA's net loss was reduced by $2.1 million, or $0.03 per share, in interest income.

The Company's cost of Internet services was 50 percent of revenue, down from 53 percent in the prior quarter. Sales and marketing expenses equaled 30 percent of revenue, up from 25 percent in the prior quarter, due to costs associated with employing and training new sales staff hired during the first quarter. General and administrative expenses equaled 72 percent of revenue, up from 65 percent in the prior quarter. This increase was due primarily to costs associated with development and implementation of the Company's back office systems and with the Company's integration and other cost reducing activities. As a result, VIA's EBITDA margin deficit increased to 52 percent from 43 percent in the prior quarter.

During the second quarter, VIA identified and began to implement cost reductions in all its operations. In the quarter, VIA's costs and expenses included approximately $472,000 in one-time charges related to integration of operations and other measures intended to reduce recurring costs. During the remainder of 2001, the Company estimates that it will incur approximately $2.8 million in additional one-time charges related to reducing these recurring cost reductions. VIA will continue to identify additional cost reductions during the remainder of this year and into 2002.

At June 30, 2001, the Company had 80,800 business customers, approximately equal to business customer counts at March 31, 2001. Total customers at June 30 numbered 121,800, down 11 percent from March 31 customer counts due to the run-off of low margin, residential customers. On an annualized basis, average revenue per business customer was $1,159, and for all customers, average revenue was $782. This represented a decrease of one percent in average revenue per business customer and a seven percent increase in average revenue for all customers. The decrease in average revenue per business customer and the increase in average revenue for all customers were due to the Company's ongoing efforts to reduce its low margin, wholesale and residential business.

Cash and cash equivalents at June 30, 2001 totaled $185.9 million. As with VIA's revenue, VIA's reported cash position continues to be impacted by declines in exchange rates. However, because the Company pays and collects primarily in the currencies in which it maintains balances, it does not generally experience a corresponding decrease in purchasing power. VIA continued to maintain its low debt position in this quarter with only $4.0 million of debt on its balance sheet at June 30, 2001.

VIA is revising its financial statements for the year ended December 31, 2000, each of the quarters within the year 2000 and the first quarter of 2001 to correct certain revenue and cost recognition errors it discovered in one of its acquired businesses. Although the amounts of these adjustments have no significant impact on full year 2000 results, or the results of the first and second quarters of 2000, the Company, with the concurrence of its independent accountants, PricewaterhouseCoopers LLP, is restating its results for all 2000 periods. VIA is reducing its reported 2000 revenue by three percent, to $99.4 million from $103.0 million. Total operating costs for 2000 also decrease to $129.8 million from $130.5 million. As a result of these adjustments, VIA's 2000 net loss increases by $2.8 million, or four percent, to $77.0 million and its net loss per share increases by ($0.06) to ($1.46).

VIA is also reducing its reported first quarter 2001 revenue by two percent, to $25.4 million from $26.0 million. Total operating costs for the period also decrease by two percent, to $36.5 million from $37.1 million. These offsetting adjustments result in the net loss and net loss per share for the period remaining unchanged.

For detail on how these adjustments impact the 2000 quarters, please see the attached schedule. The comparison of VIA's second quarter 2001 results to first quarter 2001 and second quarter 2000 results presented above reflect these adjustments.

VIA CFO Catherine Graham stated: "We became aware of issues at this operation during the course of a normal review of past due accounts receivable. We immediately conducted a detailed review of the operation's accounts and determined that certain revenue and cost adjustments were required at the subsidiary level that necessitated a revision of the Company's financial statements. Although the amounts of the adjustments were not significant for the full year 2000 or for the first and second quarters of that year, we have taken a conservative approach and restated all periods in light of the impact on 2000's third and fourth quarters and the flow through of transactions into the first quarter of 2001." Ms. Graham further noted, "These revisions do not impact VIA's cash position or the fundamental operating trends of our business."

VIA expects to report its revised results to the Securities and Exchange Commission within the next week by filing an amended Annual Report on Form 10K for the year ended December 31, 2000 and amended Form 10Qs for the first quarter of 2001 and for the relevant quarters in 2000.

Business Outlook
The following statements are forward-looking statements that involve a number of risks and uncertainties. These statements are based on current expectations; actual results may differ materially. The factors that could cause actual results to differ materially are: changes in competitive, regulatory or economic conditions in one or more of our operating markets which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; changes in product mix which could alter overall margins; deterioration in exchange rates, particularly in the Euro, Euro-linked and British Pound currencies, which could reduce US dollar denominated reported revenue; foreign currency losses associated with the Euro denominated cash balances we maintain; recognition of unanticipated costs and delays associated with ongoing integration efforts; the impact of customer, investor and regulator reaction to the restatement of our financial results, and other risk factors listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-K for the year ended December 31, 2000, and in the cautionary statement of risks and uncertainties that can be found on the investor relations page of the Company's web site. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Economic conditions in VIA's markets continue to be weak. As a result, revenue opportunities have slowed and sales cycles have lengthened as customers take longer to make purchase decisions. This, along with continued deterioration in exchange rates, has caused us to lower our revenue growth and earnings expectations for the remainder of 2001.

VIA expects its third quarter revenue will be between two percent less and equal to its revenue in the second quarter, resulting in revenue of between $24.5 million and $25.0 million. Historically, third quarter is seasonally slow in the majority of our markets. This, combined with continuing economic weakness and the expectation of lower average exchange rates, contribute to the expectation of lower to flat revenue. These conditions do not show signs of abating in 2001. Therefore, VIA now believes that its consolidated revenue for full year 2001 will be between $101.0 million and $103.0 million.

VIA expects its gross margin will be between 46 percent to 48 percent for both the third quarter and the full year. Operating expenses for the third quarter are expected to total between 97 percent and 100 percent of revenue. Though we expect that third quarter operating expenses should not be significantly different from second quarter, the Company expects to take one-time charges equaling between 10 percent and 12 percent of operating expenses related to the Company's ongoing cost reduction efforts. For the full year, VIA now expects operating costs to total between 92 percent and 95 percent of revenue. Given these parameters, VIA expects that its EBITDA deficit margin will be between 49 percent and 54 percent of revenues for the third quarter and between 43 percent and 49 percent for the full year.

After considering anticipated foreign currency effects, non-cash charges, net interest income, minority interest and other items below the EBITDA line, we expect to report net loss per share of between ($0.54) and ($0.56) for the third quarter and between ($2.81) and ($2.87) for the full year.

Due to reduced expectations for revenue growth in the foreseeable future, and despite our implementation of currently identified cost reductions, VIA now anticipates that it will not meet its previously stated expectation of becoming EBITDA positive during the first quarter of 2002. While the Company is not currently prepared to set a revised target date, it does continue to review and implement additional cost-cutting measures and expects that the positive results of these measures will begin to be evident in EBITDA trends by the fourth quarter of 2001. Additionally, the Company is confident that its strong cash position gives it the time and ability to reduce costs appropriately without impairing its ability to sell and service its customers.

About VIA NET.WORKS, Inc.
VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) is a global provider of single source Internet solutions for business, enabling over 81,000 business customers in Europe, Latin America, and the United States to make the most of the Internet. Local VIA operations offer a comprehensive suite of Internet services, including application and web site development and hosting, Internet access, advanced data networking, VPN and Internet security services and ecommerce. VIA is a facilities based Internet services company, managing its own pan-European and trans-Atlantic backbone network. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting www.vianetworks.com or by emailing contactvia@vianetworks.com.
            -------------------                --------------------------

VIA will host a conference call to discuss its second quarter results on Friday, August 10, at 8:45 a.m. EDT. This call will be open to the public as a simultaneous audio webcast over the Internet. You can access this webcast by following the instructions posted on the investor relations page of the Company's web site at www.vianetworks.com. The call will also be available for
                      -------------------
replay in its entirety from 11 a.m. EDT on Friday, August 10 until 5 p.m. EDT on Friday, August 24. You can listen to the replay over the Internet by going to the investor relations page of the Company's web site at www.vianetworks.com and
                                                         -------------------
following the posted instructions, or by dialing 877-519-4471 (U.S.) or 973-341-3080 (international), and entering the PIN code 2754080.

Statements in this press release regarding VIA's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include competitive factors, general economic conditions, currency fluctuations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission and the statement of risks posted on the investor relations page of the Company's web site. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
                                     # # #

                              VIA NET.WORKS, Inc.
                     Consolidated Statements of Operations
        (in thousands of U.S. dollars, except share and per share data)

                                                            Three Months Ended               Six Months Ended
                                                        ---------------------------     ---------------------------
                                                                          Restated                        Restated
                                                          Jun. 30,        Jun. 30,        Jun. 30,        Jun. 30,
                                                            2001            2000            2001            2000
                                                        ------------    -----------     -----------     -----------
Revenue                                                 $     24,975    $    25,638     $    50,411     $    45,534

Operating costs and expenses
       Internet services                                      12,568         14,877          26,059          25,465
       Sales and marketing                                     7,441          5,620          13,895          10,239
       General and administrative                             17,985         11,964          34,527          23,194
       Non-cash compensation charges                             717          1,360           1,480           2,938
       Depreciation and amortization                          63,332         10,437          78,751          19,903
                                                        ------------    -----------     -----------     -----------
           Total operating costs and expenses                102,043         44,258         154,712          81,739
                                                        ------------    -----------     -----------     -----------

Loss from operations                                         (77,068)       (18,620)       (104,301)        (36,205)

Interest income/(expense)                                      1,839          3,623           4,364           5,428
Other income/(expense)                                           (63)          (114)           (108)           (353)
Foreign currency (losses)/gains                               (2,497)        (1,358)         (8,042)         (2,851)
Income tax expense                                               201           (382)           (131)           (500)
Minority interest                                                104            748             244           1,416
                                                        ------------    -----------     -----------     -----------

Net loss attributable to common stockholders                ($77,484)      ($16,103)      ($107,974)       ($33,065)
                                                        ============    ===========     ===========     ===========

Basic and diluted loss per share                              ($1.27)        ($0.27)         ($1.78)         ($0.73)
                                                        ============    ===========     ===========     ===========

Shares used in computing basic and diluted loss
per share                                                 60,812,900     59,636,544      60,812,045      45,324,270

Pro forma basic and diluted loss per share after              ($1.27)        ($0.27)         ($1.78)         ($0.59)
                                                        ============    ===========     ===========     ===========
giving effect to the conversion of all outstanding
mandatorily redeemable convertible preferred stock
to common stock

Shares used in computing pro forma basic and              60,812,900     59,636,544      60,812,045      55,267,442
diluted loss per share after giving effect to the
conversion of all outstanding mandatorily
redeemable convertible preferred stock to common
stock/1/

EBITDA/2/                                                    (13,019)        (6,823)        (24,070)        (13,364)

______________

/1/ Retroactively reflects the conversion, concurrent with the Company's February 11, 2000 initial public offering, of all outstanding mandatorily redeemable convertible preferred stock to common stock.

/2/ EBITDA represents earnings or loss from operations before interest, taxes, depreciation, amortization and non-cash stock compensation charges. Although EBITDA is a measure commonly used in our industry as a measure of performance, it should not be considered an alternative to net earnings or cash flows from operating activities, when determined in accordance with generally accepted accounting principles, or GAAP. In addition, the measure of EBITDA we use may not compare to other, similarly titled measures used by other companies

                              VIA NET.WORKS, Inc.
                          Consolidated Balance Sheets
                        (in thousands of U.S. dollars)

                                                                                        Restated
                                                                 June 30,             December 31,
                                                                   2001                   2000
                                                               -----------            -----------
Assets
Current assets:
      Cash and cash equivalents                                $   185,911            $   237,839
      Trade and other accounts receivable, net                      21,842                 16,796
      Other current assets                                           6,981                  5,228
                                                               -----------            -----------
          Total current assets                                     214,734                259,863

      Property and equipment, net                                   40,193                 39,227
      Goodwill and other intangible assets                         110,750                181,082
      Other assets                                                   1,006                  1,202
                                                               -----------            -----------

          Total assets                                         $   366,683            $   481,374
                                                               ===========            ===========

Liabilities and Stockholders' Equity
Current liabilities:
      Accounts payable                                         $    16,714            $    21,866
      Current portion of long-term debt                              2,665                  3,265
      Deferred revenue                                              14,144                 14,360
      Other current liabilities and accrued expenses                16,729                 14,410
                                                               -----------            -----------
          Total current liabilities                                 50,252                 53,901

      Long-term debt, less current portion                           1,340                  1,894
                                                               -----------            -----------
          Total liabilities                                         51,592                 55,795

Minority interest in consolidated subsidiaries                          10                    597
Mandatorily redeemable convertible preferred stock                       -                      -

Stockholders' Equity:
      Common stock                                                      61                     61
      Additional paid-in capital                                   558,064                558,196
      Accumulated deficit                                         (221,667)              (113,693)
      Deferred compensation                                         (4,750)                (6,409)
      Accumulated other comprehensive loss                         (16,627)               (13,173)
                                                               -----------            -----------
                                                                   315,081                424,982

          Total liabilities and stockholders' equity           $   366,683            $   481,374
                                                               ===========            ===========

                              VIA NET.WORKS, Inc.
                     Summary Schedule of Restated Periods

        (in thousands of U.S. dollars, except share and per share data)

                                                  Three Months Ended            Three Months Ended         Three Months Ended
                                                  ------------------            ------------------         ------------------
                                                    March 31, 2000                June 30, 2000            September 30, 2000
                                                    --------------                -------------            ------------------

                                                     As                           As                          As
                                                     --                           --                          --
                                                  Reported     Restated        Reported    Restated        Reported     Restated
                                                  --------     --------        --------    --------        --------     --------
    Revenue                                         $20,019       $19,896        $26,002      $25,638        $28,506       $26,988

    Total operating costs and expenses              $37,257       $37,481        $44,258      $44,258        $47,821       $47,821

    Net loss attributable to common                ($16,615)     ($16,962)      ($15,739)    ($16,103)      ($22,571)     ($24,089)
                                                  =========     =========      =========    =========      =========     =========
    stockholders

    Basic and diluted loss per share                 ($0.54)       ($0.56)        ($0.26)      ($0.27)        ($0.38)       ($0.40)
                                                    =======       =======        =======      =======        =======       =======

    EBITDA/1/                                       ($6,194)      ($6,541)       ($6,459)     ($6,823)       ($6,160)      ($7,678)

                                                  Three Months Ended                Year Ended             Three Months Ended
                                                  ------------------                ----------             ------------------
                                                   December 31, 2000            December 31, 2000            March 31, 2001
                                                   -----------------            -----------------            --------------

                                                     As                           As                          As
                                                     --                           --                          --
                                                  Reported     Restated        Reported    Restated        Reported     Restated
                                                  --------     --------        --------    --------        --------     --------
    Revenue                                         $28,464       $26,914       $102,991      $99,436        $26,030       $25,436

    Total operating costs and expenses              $53,499       $52,508       $182,836     $182,068        $53,278       $52,669

    Net loss attributable to common                ($19,322)     ($19,881)      ($74,247)    ($77,035)      ($30,505)     ($30,490)
                                                  =========     =========      =========    =========      =========     =========
    stockholders

    Basic and diluted loss per share                 ($0.32)       ($0.33)        ($1.40)      ($1.46)        ($0.50)       ($0.50)
                                                    =======       =======        =======      =======        =======       =======

    EBITDA/1/                                       ($8,732)      ($9,291)      ($27,545)    ($30,333)      ($11,066)     ($11,051)

___________________
/1/ EBITDA represents earnings or loss from operations before interest, taxes, depreciation, amortization and non-cash stock compensation charges. Although EBITDA is a measure commonly used in our industry as a measure of performance, it should not be considered an alternative to net earnings or cash flows from operating activities, when determined in accordance with generally accepted accounting principles, or GAAP. In addition, the measure of EBITDA we use may not compare to other, similarly titled measures used by other companies